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                                                                     EXHIBIT 3.2


       [THIS RESTATED CERTIFICATE OF INCORPORATION WILL BE FILED AT THE
                            CLOSE OF THE OFFERING]


                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              BIONX IMPLANTS, INC.


          Bionx Implants, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the corporation is Bionx Implants, Inc. Bionx Implants, Inc. was originally incorporated under the name Bionix, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 11, 1995.

          2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

          3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                                   ARTICLE I

          The name of the corporation is Bionx Implants, Inc. (the
"corporation").

                                   ARTICLE II

          The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

          The aggregate number of shares which the corporation shall have authority to issue is thirty nine million six hundred thousand (39,600,000), divided into thirty one million six
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hundred thousand (31,600,000) shares of common stock with par value of $.0019 per share and eight million (8,000,000) shares of preferred stock with par value of $.001 per share.

          The preferred stock may be issued from time to time in one or more series. The Board of Directors of the corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determining the following:

               (a) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;

               (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

               (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of preferred stock;

               (d) whether the shares of such series shall be subject to redemption either by the corporation or the holders thereof, and, if so, the times, prices and other conditions of such redemption;

               (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the corporation;

               (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

               (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of preferred stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

               (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of

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     other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the common stock or shares of stock of any other class or any other series of preferred stock;

               (i) the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of preferred stock or of any other class; and

               (j) any other powers, preferences and relative, participating, optional and other specific rights, and any qualifications, limitations and restrictions, thereof.

          The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

                                   ARTICLE V

          The corporation is to have perpetual existence.

                                   ARTICLE VI

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

          1.   To make, alter or repeal the by-laws of the corporation.

          2. To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

          3. To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

          4. By a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such

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committee, to the extent provided in the resolution of the Board of Directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and, unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

          5. When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

                                  ARTICLE VII

          Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

                                  ARTICLE VIII

          Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation.

                                   ARTICLE IX

          The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE X

          1.   Limitation of Liability.  To the fullest extent permitted by the
               -----------------------
General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

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          2.   Amendments.  Neither any amendment nor repeal of this Article X,
               ----------
nor the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                   ARTICLE XI

          1. Every person who is or was a director or officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by Section 145 of the Delaware General Corporation Law against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred.

          2. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the corporation (and any other persons to which Delaware law permits the corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, votes of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders and others.

                                  ARTICLE XII

          The following provisions shall be effective immediately after the corporation consummates the closing of a sale of shares of Common Stock made pursuant to a firm commitment underwritten public offering of Common Stock in which (i) the gross proceeds received by the corporation from such public offering are at least ten million dollars and (ii) the price paid by the public for such shares is at least $9.50:

          1. No action shall be taken by the shareholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the By-laws of the corporation and no action shall be taken by the stockholders by written consent.

          2. Upon the later of the date on which this Restated Certificate of Incorporation is filed with the Secretary of State of Delaware and the date on which this Article XII becomes effective in accordance with its terms (such later date being referred to herein as the "Effective Date"), the Board of Directors of the corporation shall be divided into three classes, the respective terms of office of which shall end in successive years . The number of directors on the Board shall be determined in accordance with the by-laws of the corporation. The number of

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directors in each class shall be as nearly equal as possible, except that no director shall be moved from one class to another class in order to attain equality or near equality in the size of the respective classes. Such classes shall be designated as "Class I", "Class II" and "Class III". Unless they are elected to fill vacancies or elected pursuant to the next paragraph, the directors in each class shall hold office until the third successive annual meeting of shareholders after their election and until their successors shall have qualified, such that at each annual meeting of shareholders only one class of directors shall be elected. In the event that a director is elected to fill a vacancy, the term of such director shall expire at the next annual meeting of shareholders.

          At the meeting of shareholders at which this Restated Certificate of Incorporation was adopted by the shareholders of the corporation, the shareholders of the corporation elected directors and designated which of the elected directors shall serve in each of the classes specified above as of the Effective Date. If, on the Effective Date, a person elected as a director at such meeting remains on the Board, such person shall serve in the class so designated by the shareholders at such meeting. If any person so elected ceases to serve on the Board prior to the Effective Date (such person, a "Vacating Director") and the Board appoints another person (the "New Director") to fill the vacancy of the Vacating Director, the term of the New Director shall expire at the next annual meeting of shareholders.

          Nothwithstanding any provision herein to the contrary, the provisions of this Article XII, including without limitation this paragraph, shall not be amended unless any such amendment is approved by holders of at least two-thirds of the outstanding capital stock of each class of capital stock entitled to vote thereon.

          IN WITNESS WHEREOF, Bionix, Inc. has caused this certificate to be signed by David W. Anderson, its President, and Michael J. O'Brien, its Secretary, this ____ day of __________, 1997.


                              ___________________________________
                              David W. Anderson, President



                              ___________________________________
                              Michael J. O'Brien, Secretary

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